SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC.
RESPONSE TO ITEM 77 FOR THE CURRENT
FILING OF N-SAR (Period Ended December 31, 2007)


SUB-ITEM 77Q1(b): COPIES OF THE TEXT OF THE PROPOSALS
DESCRIBED IN SUB-ITEM 77D

This annual shareholder report shows the following changes to the Focused Alpha Large-Cap Fund:

Effective September 1, 2007, the current principal investment technique for the Focused Alpha Large-Cap Fund with respect to the number of securities held in the Fund was changed to the following:

Principal Investment
Technique:	The Fund may generally hold up to a total of 40 securities,
which will consist of approximately 10 to 20 securities in both the large-cap growth portion large-cap value portion of the Fund.




SUB-ITEM 77Q1(e):  COPIES OF ANY NEW OR AMENDED INVESTMENT ADVISORY CONTRACTS


FORM OF SUBADVISORY AGREEMENT

This SUBADVISORY AGREEMENT (the Agreement) is dated as of [		], 2007
by and among [FUND], a Maryland corporation (the Fund or the Corporation), AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the Adviser), and MARSICO CAPITAL MANAGEMENT, LLC, a Delaware limited liability company
(the Subadviser).

WITNESSETH:

WHEREAS, the Adviser and the Corporation, have entered into an Investment
 Advisory and Management Agreement dated as of [	           ]
(the Advisory Agreement) pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation; and

WHEREAS, the Corporation is registered under the Investment Company
Act of 1940, as amended (the Act), as a closed-end management investment company and may issue shares of common stock, par value $.001 per share; and

WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment series of the Corporation as provided below, and the Subadviser is willing to furnish such services;

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Duties of the Subadviser.  (a) The Adviser hereby engages the services of the Subadviser in furtherance of its Advisory Agreement with the Corporation. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of a portion of the assets of the Fund. The Subadviser will determine in its discretion, and subject to the oversight and review of the Adviser, the securities to be purchased or sold in its portion of the assets of the Fund, will provide the Adviser with copies of records concerning the Subadvisers activities which the Adviser or the Corporation is required to maintain, and will render regular reports to the Adviser and to officers and Directors of the Corporation as they may reasonably request concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to oversight by the officers and the Directors of the Corporation and in compliance with such reasonable policies as the Directors of the Corporation may from time to time establish and communicate to Subadviser, and in compliance with (a) the objectives, policies, and limitations for the Fund set forth in the Corporations current prospectus and statement of additional information as provided to Subadviser, and (b) applicable laws and regulations.

(b) The Subadviser represents and warrants to the Adviser that it will manage the relevant portion of the assets of the Fund in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing, and subject to Section 11(c) hereof, the Subadviser represents and warrants as to the portion of the Fund that the Subadviser manages, subject to the understanding that the Subadviser has only limited control over certain regulatory and compliance matters relevant to the Fund, that the Subadvisers management of the portion of the assets of the Fund will be designed to achieve (1) qualification by the Fund to be treated as a regulated investment company under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the Code), and (2) compliance with (a) the provisions of the Act and rules adopted thereunder that relate to the investment of Fund assets, including maintaining those assets in custody with institutions designated by the Corporation; and (b) federal and state securities and commodities laws applicable to Subadvisers portfolio management responsibilities; provided that for purposes of Sections 10(f), 12(d), and 17(a), (d) and (e) of the Act, the Subadviser shall seek to maintain compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser. The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Series or other series of the Fund, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Fund, concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act. For purposes of complying with the preceding sentence the Subadviser may rely on a list, as amended from time to time, of subadvisers of the Fund, and any subadviser to other investment companies that are under common control with the Fund, provided by the Adviser.


(c) The Subadviser further represents and warrants that (1) to the extent that any statements or omissions made in any Registration Statement for shares of the Corporation, or in any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such statements or omissions in the Registration Statement and in any amendments or supplements thereto will, when the Registration Statement or amendments become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the 1933 Act) and the Act, and such statements or omissions will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (2) to the extent that any statements or omissions made in contracts, sales material or other documents are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such statements or omissions in the contracts, sales material and other documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The Subadviser does not warrant that the investment performance of the portion of the Funds assets managed by the Subadviser will match the performance of any index or other benchmark, such as any other account managed by the Subadviser.

(e) The Subadviser agrees: (i) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (ii) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

2.Portfolio Transactions. (a) The Subadviser is responsible for decisions and is hereby authorized, to buy or sell securities and other investments for the Fund, to select broker-dealers and futures commission merchants to execute such purchases or sales, and to negotiate brokerage commissions and futures commission merchants rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants in such a manner and on such terms as may, in the Subadvisers best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider factors relevant to execution quality such as price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of trades involving blocks of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Directors may determine that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadvisers having caused the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadvisers overall responsibilities with respect to the Fund and to other clients as to which the Subadviser exercises investment discretion.
In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Corporation and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for the Fund. The Subadviser will promptly communicate to the Adviser and (through the Adviser) to the officers and the Directors of the Corporation such information relating to portfolio transactions as they may reasonably request, including but not limited to, any reports prepared by independent third parties relating to the execution costs of such transactions if such reports exist. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase or sell orders for other clients of the Subadviser or its affiliated persons.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates fiduciary obligations to the Fund and to such other clients. The Adviser and the Corporation hereby acknowledge that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

(b)Notwithstanding Section 2(a) above, for such purposes as obtaining investment research products and services, covering fees and expenses, the
Adviser may request the Subadviser to effect a specific percentage of the transactions in securities and other investments it effects on behalf of the Fund with certain broker-dealers and futures commission merchants that the Adviser or the Corporation may designate.

(c)The Subadviser is prohibited from consulting with another subadviser who is providing investment advice to the Fund concerning transactions for the Fund in securities or other assets. The Subadviser will provide investment advice solely with respect to the portion of assets managed by the Subadviser.

3.Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Corporation and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rate set forth in Schedule A hereto with respect to the portion of the assets managed by the Subadviser for the Fund listed thereon. Such fee shall be calculated by the Funds custodian and accrued daily, and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days net assets in order to calculate the daily accrual). If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

4.	Reserved.

5.	Reports.  The Corporation and the Adviser agree to furnish to the
 Subadviser current Fund prospectuses, statements of additional information, proxy statements, reports to shareholders, press releases providing significant information about the Subadviser, and such other information with regard to their affairs as the Subadviser may reasonably request. Subadviser agrees to furnish to the Corporation or the Adviser such information about Subadviser and its performance of its duties under this Agreement as they may reasonably request.

6.	Status of the Subadviser.  The services of the Subadviser to the Adviser and the Corporation are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. The Subadviser shall be deemed to be an independent contractor and shall, except as authorized by this Agreement or as otherwise expressly provided or authorized, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

7.	Advertising.  Subadviser shall not publicly distribute any sales or advertising materials related to the Corporation unless such material has been received and approved by the Adviser. Notwithstanding the foregoing, Subadviser may include the Advisers and Corporations names in its client list used in promotional materials with prior consent of the Adviser and/or Corporation.

8.	Proxy Voting.  The Fund has appointed Investor Responsibility Research
Center as the proxy-voting agent and will vote all such proxies in accordance with the proxy voting policies and procedures adopted by the Board of Directors. With respect to certain vote items, the Fund may request guidance or a recommendation from the Adviser, administrator or Subadviser of the Fund. The Subadviser shall not have responsibilities in connection with proxy voting for the Fund, except that the Subadviser may be affirmatively requested to make a proxy voting recommendation that the Fund or Adviser may choose to follow.

9.	Certain Records.  The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments held by the portion of the Fund that is managed by Subadviser and that are required to be maintained by a subadviser to the Corporation pursuant to the requirements of Rule 31a-1 under that Act. Copies of any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Corporation will be provided promptly to the Corporation or the Adviser on request.

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Corporations auditors, the Corporation or any representative of the Corporation, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Corporation.

10.	Reference to the Subadviser.  Neither the Corporation nor the Adviser
or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

11.	Liability of the Subadviser.  (a) In the absence of willful
misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (disabling conduct) hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent otherwise provided in the Act. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the Indemnified Parties) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Subadvisers providing services under this Agreement.

(b)	The Subadviser agrees to indemnify and hold harmless the Adviser and its affiliates and each of its directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its affiliates or such directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which are caused by Subadvisers disabling conduct; provided, however, that in no case is the Subadvisers indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

(c)	The Subadviser shall not be liable to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Corporation or its shareholders for (i) any acts of the Adviser or any other subadviser to the Fund with respect to the portion of the assets of the Fund not managed by Subadviser and (ii) acts of the Subadviser which result from or are based upon acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser to the Fund, which records are not also maintained by the Subadviser or, to the extent such records relate to the portion of the assets managed by the Subadviser, otherwise available to the Subadviser upon reasonable request. The Adviser and Subadviser each agree that the Subadviser shall manage the portion of the assets of the Fund allocated to it as if it was a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Fund and qualifications of the Fund as a regulated investment company under the Code) only with respect to the portion of assets of the Fund allocated to Subadviser. The Adviser shall indemnify the Indemnified Parties from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Adviser, the Corporation and any other subadviser with respect to the portion of the Funds assets not allocated to the Subadviser.

12.	Confidentiality. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Fund or to otherwise perform services as a Subadviser, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only as discussed above, or if the Adviser or the Board of Directors has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Corporation to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Fund and may include such total return in the calculation of composite performance information.

13.	Reserved.

14.	Term of the Agreement.  This Agreement shall continue in full force and effect with respect to the Fund until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Fund, voting separately from any other series of the Corporation.

With respect to the Fund, this Agreement may be terminated at any time, without payment of a penalty by the Fund, by vote of a majority of the Directors, or by vote of a majority of the outstanding voting securities
 (as defined in the Act) of the Fund, voting separately from any other series of the Corporation, or by the Adviser, on not less than 30 nor more than 60 days written notice to the Subadviser. This Agreement may be terminated by the Subadviser at any time, with respect to both the Adviser and the Fund, without the payment of any penalty, on 90 days written notice to the Adviser and the Corporation. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act and the rules thereunder).

This Agreement will also terminate in the event that the Advisory
Agreement by and between the Corporation and the Adviser is terminated.

15.	Severability.  This Agreement constitutes the entire Agreement between the parties hereto and all prior and contemporaneous conversations, agreements, understandings, representations, and negotiations with respect to the subject matter hereof are merged herein and superseded hereby.
The parties intend and agree that if any portion of this Agreement is declared by any regulatory agency (through a formal or informal process), any court of competent jurisdiction, any statute, or any rule to be invalid, void, voidable or unenforceable, the remainder of the Agreement shall remain in full force and effect in every other respect. In particular, and not in limitation of the foregoing, the parties hereby agree that if any portion of the Agreement is declared unenforceable against the Fund, or against any party so long as the Fund is a party, then that portion of the Agreement, without further action by the parties, shall be deemed to have been reformed without the Fund as a party.

16.	Amendments.  No modification of any provision of this Agreement shall be valid unless in writing signed by all parties hereto in conformity with the requirements of the Act.

17.	Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York without regard to the conflicts provisions thereof, and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

18.	Notices.  All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by any means of overnight delivery that provides evidence of delivery, addressed as follows:

Subadviser:		Marsico Capital Management, LLC
      1200 17th Street, Suite 1600
      			Denver, CO 80202

Adviser:			AIG SunAmerica Asset Management Corp.
				Harborside Financial Center
				3200 Plaza 5
				Jersey City, New Jersey 07311-4992
				Attention:	Legal Department

Fund:			[Fund]
				c/o AIG SunAmerica Asset Management Corp.
				Harborside Financial Center
				3200 Plaza 5
				Jersey City, New Jersey 07311-4992
				Attention:  Legal Department



19. 	Indemnity Agreement.

(a)	The Fund, the Adviser, the Subadviser, and each other
subadviser to the Fund have entered into a Purchase Agreement dated as of on or about December 22, 2005 with Merrill Lynch & Co., and Merrill Lynch, Pierce, Fenner & Smith, Incorporated and other co-managers and underwriters named in Schedule A (collectively, the Underwriters) to that agreement (the Purchase Agreement). Section 1(a) of the Purchase Agreement requires each of the Fund, the Adviser, the Subadviser, and each other subadviser to make stipulated representations and warranties jointly and severally to the Underwriters. Section 3 of the Purchase Agreement requires each of the Fund, the Adviser, the Subadviser, and each other subadviser to make jointly and severally stipulated covenants with the Underwriters on behalf of the Fund and others. Sections 1(e), 5(d), 5(j), 5(k), 8, and other provisions of the Purchase Agreement require each of the Fund, the Adviser, the Subadviser, and each other subadviser to provide officers certificates and other documents to the Underwriters relating to such
representations, warranties, and covenants.   Sections 4(b), 5(l), 6(a),
6(c), 6(e), 7, and 9(b) and other provisions of the Purchase Agreement require each of the Fund, the Adviser, the Subadviser, and each other subadviser to jointly and severally indemnify and hold harmless the Underwriters and others against all loss, liability, claim, damage or expense whatsoever on the terms and conditions contemplated by relevant provisions of Section 6, to otherwise make contribution to the Underwriters on the terms and conditions contemplated by Section 7, and to otherwise pay the expenses of the Underwriters if the Purchase Agreement is terminated under Section 5(l) or Section 9.

(b)	The Fund and the Adviser acknowledge that the provisions of
the Purchase Agreement (other than Section 1(c)) concern matters that ordinarily would not be within the knowledge or control of the Subadviser, and that such matters are instead within the exclusive knowledge and control of the Fund itself and of the Adviser. Therefore, the parties to this A greement are establishing among themselves an equitable bearing of responsibility by the Fund and the Adviser for claims that the Underwriters or other persons might seek to bring against the Subadviser under Sections 1(a), 1(e), 3, 4(b), 5(d), 5(j), 5(k), 5(l), 6, 7, 8, and 9(b) of the
Purchase Agreement or similar provisions of the Purchase Agreement, as follows.
(c)	The Fund (to the fullest extent permitted by law) and the
Adviser (without reservation) (together, the Indemnifying Parties) shall jointly and severally indemnify and hold harmless the Subadviser and its officers, directors, partners, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Subadviser (separately an Indemnified Party and together the Indemnified Parties) from and against any and all losses, claims, damages, liabilities, or expenses (including attorneys fees) threatened to be or actually asserted against or incurred by each or all of the Indemnified Parties arising out of any claim brought by any of the Underwriters, any person who controls any Underwriter, or any other person who asserts rights under the Purchase
 Agreement, any current or former investor, self-regulatory organization, regulatory agency, or other governmental authority (separately or together, Claim or Claims) by reason of any of the following:
(1) the representations and warranties and covenants made by the Subadviser pursuant to Sections 1(a), 1(e), 3, 5(d), 5(j), 5(k), and 8 of the Purchase
 Agreement and any similar provisions of the Purchase Agreement; (2) the indemnification and contribution provisions set forth in Sections 6 and 7 of the Purchase Agreement and any similar provisions of the Purchase Agreement; or (3) the expense reimbursement provisions set forth in Sections 4(b), 5(l), and 9(b) of the Purchase Agreement and any similar provisions of the Purchase Agreement. The parties agree that actual or constructive knowledge by an Indemnified Party of any fact alleged to have been misrepresented or omitted is not a defense against the obligation to indemnify the Indemnified Party under this Agreement.

(d)	Each Indemnified Party shall give notice as promptly
as reasonably practicable to each Indemnifying Party of any Claim in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability hereunder to the extent that the Indemnifying Party is not materially prejudiced as a result thereof. An Indemnifying Party may recommend counsel to represent an Indemnified Party in connection with a Claim. The Indemnified Party may decline to be represented by the recommended counsel, and may instead select its own counsel to represent it with respect to a Claim. In no event shall the Indemnifying Parties be liable for fees and expenses of more than one counsel at any given time for each of the Indemnified Parties (in addition to any local counsel) in connection with any one action, or separate but similar or related actions in the same jurisdiction, arising out of the same general allegations or circumstances and in which a Claim has been made. No Indemnified Party shall settle or compromise or consent to the entry of any judgment with respect to any Claim asserted in any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Agreement, without the prior written consent of the Indemnifying Parties, which shall not be unreasonably withheld. The Indemnifying Parties shall promptly reimburse each of the Indemnified
 Parties for any and all costs and expenses of counsel and other costs, as and at the time when incurred, by each Indemnified Party in investigating, defending against, settling, paying judgments entered in response to, or otherwise responding to any Claim.

(e)	Each of the Indemnified Parties and the Indemnifying
Parties further agree that with respect to any Claim for which indemnification is sought hereunder, they will submit to the jurisdiction of the court or agency in which any action or investigation or proceeding asserting a Claim is pending, if so requested by either of the Indemnifying
 Parties or any of the Indemnified Parties. The Indemnified Parties and the Indemnifying Parties each further agree to cooperate in the defense of any
Claim, action or proceeding in which any of them may seek indemnity, including the furnishing of witnesses and documents as requested by either of the Indemnifying Parties or any of the Indemnified Parties, and acknowledge that documents and witnesses subject to their custody and control may be required for responding to discovery requests, for the defense of actions and proceedings, and for purposes of settlement. The Indemnifying Parties shall promptly reimburse each Indemnified Party for any and all costs and expenses incurred by that Indemnified Party in undertaking such cooperation.
  Indemnification shall not be denied based on the failure of an Indemnified Party to produce any documents or witnesses whose production is not required under a proper application of the applicable rules of civil procedure and/or local court rules, including the rules on attorney-client privilege and attorney work product.

(f)	All notices and other communications hereunder shall
be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication or any other form of delivery providing a receipt. Notices to the Indemnifying Parties shall be directed, as appropriate, to the addresses listed in Section 18 above.

20.	Effect of Agreement.  	This Agreement shall inure to the benefit
 of and be binding upon the Fund, the Adviser, the Subadviser and Indemnified Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other person, firm or corporation. No purchaser of securities of the Fund from any Underwriter shall be deemed to be a successor by reason of such purchase.

21.	Jurisdiction.  Jurisdiction and venue of any dispute relating to this Agreement shall be limited to any court located in the County of New York.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.


[FUND]



By:
Name:	John T. Genoy
Title:	President




				AIG SUNAMERICA ASSET MANAGEMENT CORP.



By:
Name:	Peter A. Harbeck
Title:	President and CEO



				MARSICO CAPITAL MANAGEMENT, LLC



By:
Name:  Christopher J. Marsico
Title:     President


SCHEDULE A



Fund
Fee Rate (as a percentage of daily total assets the Subadviser
 manages for the Fund)_____________________________[Fund][        ] %